SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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The Chubb Corporation

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THE CHUBB CORPORATION

15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The Annual Meeting of Shareholders of The Chubb Corporation will be held at 15 Mountain View Road, Warren, New Jersey on April 30, 2002 at 11:00 A.M., local time, for the following purposes:

1. To elect 16 Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and shall qualify.

2. To approve the selection of independent auditors for the year 2002.

3. To transact such other business as may properly be brought before the meeting and any adjournment thereof.

      Shareholders of record at the close of business on March 11, 2002 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

HENRY G. GULICK
Vice President and Secretary

Dated:  March 25, 2002

      To assure your representation at the meeting, please fill in, sign, date and return the Proxy submitted herewith, in the enclosed addressed envelope or follow the directions accompanying the Proxy to vote using a touch-tone telephone or by accessing the Internet. The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the meeting.

THE CHUBB CORPORATION

15 MOUNTAIN VIEW ROAD, P.O. BOX 1615, WARREN, NEW JERSEY 07061-1615

PROXY STATEMENT

March 25, 2002

      The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Chubb Corporation to be voted at the Annual Meeting of Shareholders on April 30, 2002 and at any adjournment thereof. The Proxy may be revoked by appropriate written notice at any time before it is exercised. See “Voting, Solicitation of Proxies, Shareholder Proposals and Nominations.”

      A copy of the Corporation’s Annual Report to Shareholders for 2001 accompanies this Proxy Statement and Proxy which are first being mailed to Shareholders on March 25, 2002.

      As of March 11, 2002, the record date for the determination of Shareholders entitled to vote at the Annual Meeting, 170,973,722 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

      The Corporation will furnish, without charge, to any record holder or beneficial owner of its Common Stock on such record date, upon receipt of a written request, a copy of its Annual Report to the Securities and Exchange Commission on Form 10-K. Written requests should be directed to The Chubb Corporation to the attention of Henry G. Gulick, Vice President and Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

      The Corporation is a holding company with subsidiaries principally engaged in the business of property and casualty insurance. Its principal subsidiaries are Federal Insurance Company, Chubb Executive Risk Inc., Pacific Indemnity Company, Vigilant Insurance Company, Great Northern Insurance Company, Chubb Insurance Company of Canada, Chubb Insurance Company of Australia, Limited, Chubb Insurance Company of Europe, S.A., Chubb Re, Inc., Chubb Financial Solutions, Inc. and Bellemead Development Corporation.

ELECTION OF DIRECTORS

      The following persons have been nominated by the Board of Directors to serve as Directors until the next Annual Meeting of Shareholders and until their respective successors shall be elected and shall qualify. All of the nominees were elected as members of the Board of Directors at the 2001 Annual Meeting except Klaus J. Mangold, who was elected a Director by the Board of Directors at its regular meeting on December 7, 2001.

      Percy Chubb, III, a Director not standing for re-election, has, at the request of the Board of Directors, agreed to serve as Director Emeritus following the Annual Meeting. In this capacity, Mr. Chubb may attend future Board meetings, but will not have a vote with respect to matters brought before the Board.

      Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the number of Directors to be elected at 16. In the event that any of the nominees should be unable or unwilling to serve as a Director, it is intended that the Proxy will be voted for such person, if any, as shall be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a Director.

NOMINEES FOR DIRECTOR

Name Age(1)

ZOË BAIRD, age 49. President, Markle Foundation since January 1998. Ms. Baird first became a Director of the Corporation in 1998. For six years, until the end of 1996, Ms. Baird was Senior Vice President and General Counsel of Aetna, Inc. During 1997, she was Senior Visiting Scholar and Senior Research Associate at Yale Law School. Ms. Baird founded and currently chairs Lawyers for Children America, is a member of the Council on Foreign Relations and the American Law Institute and is on the Board of Save the Children. Ms. Baird is a member of the Board of Trustees, James A. Baker, III Institute for Public Policy and the Brookings Institution.

JOHN C. BECK, age 70. Member, Beck, Mack & Oliver LLC, an investment counseling firm. Mr. Beck has been associated with Beck, Mack & Oliver since 1958 and first became a partner in 1962. He first became a Director of the Corporation in 1988. Mr. Beck is also a Director of Russell Reynolds Associates, Inc.

SHEILA P. BURKE, age 51. Under Secretary for American Museums and National Programs, Smithsonian Institution, since June 2000. Ms. Burke had been Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, since 1996. Ms. Burke first became a Director of the Corporation in 1997. For the ten years prior to her appointment as Executive Dean, Ms. Burke served as Chief of Staff to the United States Senate Majority Leader Bob Dole. She serves on the Board of Directors of Wellpoint Health Networks. Ms. Burke is also a Trustee of the American Board of Internal Medicine Foundation, Marymount University and the University of San Francisco. She also serves on the Boards of the Kaiser Family Foundation, the Center for Health Care Strategies Inc., the Kaiser Commission on the Future of Medicaid and Uninsured and The National Advisory Council at the Center for State Health Policy.

JAMES I. CASH, JR., age 54. The James E. Robison Professor of Business Administration, Harvard University. Professor Cash has been a member of the Harvard Business School faculty since 1976. Professor Cash first became a Director of the Corporation in 1996. He is also a Director of General Electric Company, Knight-Ridder, Inc., Microsoft Corporation and Scientific Atlanta, Inc. He is a Trustee of the Massachusetts General Hospital and Partners Healthcare. Professor Cash is also an overseer for the Boston Museum of Science.

Name Age(1)

JOEL J. COHEN, age 64. Former Managing Director, Investment Banking Department, and Director, Mergers and Acquisitions, Donaldson, Lufkin & Jenrette Securities Corporation, until his retirement on November 3, 2000. Mr. Cohen had been associated with Donaldson, Lufkin & Jenrette Securities Corporation since October 1989. He first became a Director of the Corporation in 1984. Mr. Cohen had been General Counsel: Presidential Task Force on Market Mechanisms from November 1987 through January 1988 and a Partner of Davis Polk & Wardwell, attorneys, until September 1987. He had been associated with Davis Polk & Wardwell from 1963 until September 1987 and became a Partner in 1969. Mr. Cohen is also a Director of Borders Group, Inc. and Maersk, Inc.

JAMES M. CORNELIUS, age 58. Chairman, Guidant Corporation. Mr. Cornelius has been associated with Guidant Corporation since September 1994 when he was elected Chairman of the Board of Directors. Mr. Cornelius retired as a senior executive of Guidant Corporation on August 1, 2000. From 1986 to 1994, he was Vice President of Finance and Chief Financial Officer and Director of Eli Lilly and Company. He first became a Director of the Corporation in 1998. Mr. Cornelius is currently a Director of Guidant Corporation, Hughes Electronics Corporation, Given Imaging, Inc., American United Mutual Holding Company and The National Bank of Indianapolis. He also serves as a Trustee of DePauw University and Treasurer of the Board of Governors of the Indianapolis Museum of Art.

DAVID H. HOAG, age 62. Former Chairman, The LTV Corporation. Mr. Hoag retired as Chairman on February 1, 1999 and served as Chairman and Chief Executive Officer from January 1991 until September 1, 1998. Mr. Hoag also served as President and Chief Executive Officer of LTV Steel Company from 1983 until 1990. Mr. Hoag had been associated with The LTV Corporation since 1960. On December 29, 2000, The LTV Corporation and 48 of its direct and indirect subsidiaries filed voluntary petitions under Chapter 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Ohio, Eastern Division. He first became a Director of the Corporation in 1994. Mr. Hoag is also a Director of Brush Engineered Products, The Lubrizol Corporation, NACCO Industries, Inc., PolyOne and Chairman of the Federal Reserve Board of Cleveland. Mr. Hoag is also a Trustee of Allegheny College and University Hospitals — Cleveland.

KLAUS J. MANGOLD, age 58. Chairman and a Member of the Board of Management, DaimlerChrysler Services AG since 1995. Dr. Mangold first became a Director of the Corporation in 2001. He is also a Director of Dresdner Kleinwort Wasserstein North-America, Inc., Jenoptik AG, TESSAG, Leipziger Messe AG, Bayerische Hypo- und Vereinsbank and Universitätsklinikum Freiburg. Dr. Mangold is also a Trustee of the American Academy in Berlin, a member of The Club of 3 and Chairman of the Ost-Ausschuss der Deutschen Wirtschaft (East-West German Economic Council).

Name Age(1)

DEAN R. O’HARE, age 59. Chairman and Chief Executive Officer of the Corporation since June 1988. Mr. O’Hare also served as President between December 1994 and September 1996 and was President from 1986 until 1988. Mr. O’Hare was elected an Executive Vice President in 1985 and a Senior Vice President in 1979. Mr. O’Hare has been associated with Chubb since 1963. He first became a Director of the Corporation in 1984. Mr. O’Hare is also a Director of the Fluor Corporation and H.J. Heinz Company.

WARREN B. RUDMAN, age 71. Partner, Paul, Weiss, Rifkind, Wharton & Garrison, attorneys, since January 1993. Senator Rudman first became a Director of the Corporation in 1993. Prior to January 1993, Senator Rudman had been a United States Senator from New Hampshire since 1980. He is also a Director of Allied Waste Industries, Inc., Collins & Aikman Corporation, Boston Scientific Corporation and Raytheon Company and a Director of several funds in the Dreyfus Family of Mutual Funds. Senator Rudman is also Co-Chairman of the Concord Coalition and serves on the Senior Advisory Board of the Institute of Politics of the John F. Kennedy School of Government at Harvard University.

SIR DAVID G. SCHOLEY, CBE, age 66. He first became a Director of the Corporation in 1991. Senior Advisor, UBS Warburg and its predecessor firms since 1995. Prior to 1995 Sir David had been Executive Chairman of S.G. Warburg Group plc since 1984. He is Chairman of Close Brothers Group plc and a director of Anglo American plc and Vodafone Group plc. He is also Chairman of the Trustees of the National Portrait Gallery, London, of the International Council of INSEAD and of the Governors of Wellington College.

RAYMOND G.H. SEITZ, age 61. Vice Chairman, Lehman Bros. International (Europe) since April 1995 following his retirement as Ambassador of the United States of America to the Court of St. James’s. He first became a Director of the Corporation in 1994. Previously he was Assistant Secretary of State for European and Canadian Affairs from 1989 to 1991. Ambassador Seitz had served in the United States Foreign Service since 1966 in which he held many positions in the U.S. and abroad. Ambassador Seitz is also a Director of British Airways plc, Cable & Wireless Co. plc, Marconi plc, Pacific Century CyberWorks and Rio Tinto plc. He is a Trustee of the National Gallery and the Royal Academy.

Name Age(1)

LAWRENCE M. SMALL, age 60. Secretary of the Smithsonian Institution since January 2000. Mr. Small had been President and Chief Operating Officer of Fannie Mae since September 1991. He first became a Director of the Corporation in 1989. Prior to September 1991, when Mr. Small joined Fannie Mae, he had served as Vice Chairman and Chairman of the Executive Committee of Citicorp and Citibank, N.A. since January 1990. He had been associated with Citibank since 1964. Mr. Small is a Director of Marriott International, Inc. and also serves on the Boards of New York City’s Spanish Repertory Theatre, Mt. Sinai-New York University Medical Center and Health System, the National Gallery of Art, the John F. Kennedy Center for the Performing Arts and the Woodrow Wilson International Center for Scholars.

KAREN HASTIE WILLIAMS, age 57. Partner, Crowell & Moring, LLP since 1982. Ms. Williams had been a law clerk to Mr. Justice Thurgood Marshall and Judge Spottswood W. Robinson III of the United States Court of Appeals for the District of Columbia Circuit. She also served as Chief Counsel to the United States Senate Committee on the Budget and as Administrator of the Office of Federal Procurement Policy in the Office of Management and Budget. She first became a Director of the Corporation in December 2000. Ms. Williams is also a Director of Continental Airlines Inc., Gannett Company, and SunTrust Mid-Atlantic Bank, Inc. She is also Trustee, Amherst College, Black Student Fund and NAACP Legal Defense and Education Fund.

JAMES M. ZIMMERMAN, age 58. Chairman and Chief Executive Officer of Federated Department Stores, Inc. He has been associated with Federated Department Stores, Inc. since 1965. Mr. Zimmerman was elected to his present position in May 1997. Prior to that he had been President and Chief Operating Officer since March 1988. He first became a Director of the Corporation in 1998. Mr. Zimmerman is also a Director of Federated Department Stores, Inc., H.J. Heinz Company, Goodyear Tire and Rubber Company and Convergys Corporation.

ALFRED W. ZOLLAR, age 47. General Manager, Lotus Software, IBM Software Group since 2000. Mr. Zollar had been General Manager, Network Computing Software Division, IBM Corporation from May 1998 to February 2000; General Manager, Network Software, IBM Corporation from October 1996 to May 1998 and Senior Vice President, Development, Tivoli Systems, an IBM Company, from February 1996 to October 1996. He first became a Director of the Corporation in 2001. Mr. Zollar is a Board member of the Executive Leadership Council.

(1)	As of April 30, 2002.

Beneficial Share Ownership of Directors and Executive Officers

      The following table lists the beneficial ownership of the Corporation’s Common Stock and stock-based holdings by Directors (including Percy Chubb, III, a Director not standing for re-election), the Chief Executive Officer, the four most highly compensated executive officers other than the Chief Executive Officer and Directors and executive officers as a group, in accordance with the definitions adopted by the Securities and Exchange Commission under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Act”). No Director or officer beneficially owns as much as one half of 1% of the outstanding Common Stock, except for Mr. O’Hare whose beneficial ownership reflected in the table is .76%.

	Number of Shares of
	Common Stock
	Beneficially Owned
Name	March 11, 2002(1)	Deferral Plan(2)	Total

Zoë Baird	12,500	1,555	14,055	(3)

John C. Beck	73,690	16,826	90,516	(4)

Sheila P. Burke	20,265	—	20,265	(5)

James I. Cash, Jr.	26,000	—	26,000	(6)

Percy Chubb, III	740,434	—	740,434	(7)

Joel J. Cohen	56,900	13,229	70,129	(8)

James M. Cornelius	27,000	2,230	29,230	(9)

David H. Hoag	29,000	2,421	31,421	(10)

Klaus J. Mangold	100	—	100

Dean R. O’Hare	1,292,964	—	1,292,964	(11)(23)

Warren B. Rudman	36,200	3,170	39,370	(12)

Sir David G. Scholey, CBE	41,000	3,572	44,572	(13)

Raymond G. H. Seitz	28,200	309	28,509	(14)

Lawrence M. Small	58,000	3,291	61,291	(15)

Karen Hastie Williams	4,100	—	4,100	(16)

James M. Zimmerman	16,100	832	16,932	(17)

Alfred W. Zollar	5,500	—	5,500	(18)

John J. Degnan	420,647	—	420,647	(19)(23)

Weston M. Hicks	82,108	—	82,108	(20)

Thomas F. Motamed	365,294	—	365,294	(21)(23)

Michael O’Reilly	397,409	—	397,409	(22)(23)

Directors and Executive Officers as a group	4,470,998	47,437	4,518,435	(24)

       (1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

       (2) Includes compensation allocated to the Market Value Account of the Deferred Compensation Plan for Non-Employee Directors (See “Directors’ Compensation” on page 9). The value of units allocated to this account is based upon the market value of the Corporation’s Common Stock.

       (3) Includes 12,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

       (4) Includes 18,090 shares held in accounts managed by Beck, Mack & Oliver LLC, for which Mr. Beck disclaims beneficial ownership, 1,000 shares held in a trust for Mr. Beck’s benefit and 52,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non- Employee Directors.

       (5) Includes 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

       (6) Includes 24,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

       (7) Includes 3,195 shares held by trusts for Mr. Chubb’s benefit, 19,084 shares owned by a member of Mr. Chubb’s family who lives in his home, 501,133 shares owned by the Victoria Foundation Inc., of which Mr. Chubb is President and one of 14 trustees and 20,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). Mr. Chubb disclaims beneficial ownership of 520,217 of such shares.

       (8) Includes 48,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

       (9) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (10) Includes 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (11) Includes 708 shares held by members of Mr. O’Hare’s family who live in his home, 5,743 shares held by a family limited partnership and 1,140,759 shares which Mr. O’Hare has the right to purchase within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plans. Mr. O’Hare disclaims beneficial ownership of 6,451 of such shares.

      (12) Includes 36,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (13) Includes 100 shares owned by a member of Sir David Scholey’s family who lives in his home, of which Sir David disclaims beneficial ownership and 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (14) Includes 28,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (15) Includes 48,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plans for Non-Employee Directors.

      (16) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (17) Includes 16,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (18) Includes 4,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996).

      (19) Includes 432 shares held by members of Mr. Degnan’s family who live in his home, 385,040 shares which Mr. Degnan has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 3,630 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates. Mr. Degnan disclaims beneficial ownership of 432 such shares.

      (20) Includes 39,108 shares which Mr. Hicks has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plan (1996).

      (21) Includes 345,280 shares which Mr. Motamed has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans and 857 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates.

      (22) Includes 340,943 shares which Mr. O’Reilly has the right to purchase within 60 days under The Chubb Corporation Long-Term Stock Incentive Plans.

      (23) Includes 2,412, 2,672, 2,579 and 3,324 shares which were allocated to Messrs. Degnan, Motamed, O’Hare and O’Reilly, respectively, pursuant to The Chubb Corporation Employee Stock Ownership Plan (the “ESOP”).

      (24) Such shares include 12,678 shares which executive officers other than those listed in the table above disclaim beneficial ownership, 25,412 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP, 535,925 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under The Chubb Corporation Long-Term Stock

Incentive Plans and 7,265 shares in the Corporation Stock Fund of the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates which are beneficially owned by executive officers other than those listed in the table above. All Directors and executive officers as a group own 2.6% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      As required by Securities and Exchange Commission rules, the Corporation notes that Ralph E. Jones, III, an Executive Vice President of Chubb & Son, a division of Federal Insurance Company, was late in reporting a sale of 200 shares of Common Stock as custodian for his daughter on November 29, 2001. This sale was reported on a Form 4 on December 11, 2001. Charles M. Luchs, Executive Vice President of Chubb & Son, a division of Federal Insurance Company, was late in reporting a sale of 987 shares of Common Stock on May 16, 2001. The sale was reported on a Form 4 on February 18, 2002.

Certain Shareholders

      Citigroup Inc. (“Citigroup”) located at 399 Park Avenue, New York, NY 10043 and its subsidiary, Salomon Smith Barney Holdings Inc. (“SSB Holdings”) located at 388 Greenwich Street, New York, NY 10013, jointly filed a Schedule 13G under the Securities Exchange Act of 1934 indicating that as of December 31, 2001, Citigroup beneficially owned 9,567,208 shares of Common Stock (approximately 5.6% of the outstanding Common Stock on December 31, 2001) with 9,387,288 of such shares (approximately 5.5% of the outstanding shares of Common Stock at December 31, 2001) being beneficially owned by SSB Holdings. Citigroup and SSB Holdings have certified that the shares of Common Stock were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Corporation and were not acquired and are not held in connection with or as participants in any transaction having that purpose or effect.

      The Board of Directors knows of no other beneficial owner of five percent or more of the Corporation’s Common Stock nor does it know of any arrangement which may at a subsequent date result in a change in control of the Corporation. See “Transactions with Certain Shareholders.”

Audit, Organization & Compensation and Nominating Committees

      The Board of Directors has, among other committees, an Audit Committee, an Organization & Compensation Committee and a Nominating Committee.

      The Audit Committee is composed of Messrs. Cohen (Chairman), Cash, Cornelius and Zollar, and Mses. Baird, Burke and Williams. Mr. Seitz was a member of the Audit Committee until July 1, 2001. In accordance with the written Charter adopted by the Audit Committee and the rules of the New York Stock Exchange, each of the Audit Committee members is independent as defined by the New York Stock Exchange listing standards. In 2001, the Audit Committee met four times. The Audit Committee’s report can be found on page 23.

      The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag, Rudman and Zimmerman. No officer of the Corporation or any of its subsidiaries may serve on the Organization & Compensation Committee. In 2001, the Committee met five times. The Committee monitors the performance and oversees the promotion of the senior executive officers of the Corporation and its principal operating subsidiaries and periodically consults with the Chief Executive Officer and other members of senior management regarding the development of qualified replacements to succeed key executives and other aspects of succession planning. The Committee determines the overall compensation policy for senior management of the Corporation, recommending to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate. Any action to be taken with regard to the salary of any employee of the Corporation or any of its subsidiaries, which is in excess of certain amounts, is subject to ratification by the Committee. In addition, the Committee performs administrative functions pursuant to The Chubb Corporation Director’s Charitable Award Program, The Chubb Corporation Long-Term Stock Incentive Plan (1992), The Chubb Corporation Long-Term Stock Incentive Plan (1996), The

Chubb Corporation Long-Term Stock Incentive Plan (2000) (the “Long-Term Stock Incentive Plans”), the Annual Incentive Compensation Plan (2001) (the “Annual Incentive Compensation Plan”), The Profit Sharing Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (1987) (the “Profit Sharing Plan (1987)”), The Chubb Corporation Investment Department/ Chubb Asset Managers, Inc. Incentive Compensation Plan (the “Investment Department Incentive Plan”), The Chubb Corporation Global Employee Stock Purchase Plan (2001) (the “Stock Purchase Plan”) and The Chubb Corporation Executive Deferred Compensation Plan and ratifies certain awards made pursuant to incentive or bonus plans of subsidiaries of the Corporation.

      The Nominating Committee is composed of Messrs. Hoag (Chairman), Cash, Cohen and Rudman. The Committee seeks out, evaluates and recommends qualified nominees for election as Directors, considers Director performance before recommending re-election and makes recommendations concerning the size and composition of the Board. In 2001, the Committee met twice. The Committee will consider Shareholder recommendations for Director nominees, provided that such recommendations are submitted to the Corporation in accordance with the requirements and procedures set forth in the Corporation’s By-Laws for nominations by Shareholders of persons for election as directors at an Annual Meeting. These requirements and procedures are summarized under “Voting, Solicitation of Proxies, Shareholder Proposals and Nominations” on page 26 of this Proxy Statement. For additional information on this process, Shareholders should write to Henry G. Gulick, Vice President and Secretary, The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

Directors’ Attendance

      In 2001, there were five meetings of the Board of Directors of the Corporation. All of the incumbent Directors, with the exception of Sir David G. Scholey, CBE, attended at least 75% of the originally scheduled Board and Committee meetings. Taking into account two additional meetings not on the original Board and Committee schedules, Zoë Baird, James L. Cash, Jr., James M. Cornelius and Sir David G. Scholey, CBE, attended 67%, 71%, 71% and 63% of the aggregate of all Board and their Committee meetings, respectively.

Directors’ Compensation

      All Directors of the Corporation are also directors of the Corporation’s principal insurance company subsidiary, Federal Insurance Company (“Federal”). It is the practice of the Corporation’s Board of Directors to hold concurrent meetings with the Board of Directors of Federal.

      Each Director receives an annual stipend in the amount of $35,000, all of which is paid by the Corporation. In addition, a meeting fee of $1,500 is paid to Directors for each meeting of the Board of Directors attended. Directors receive a fee of $1,500 for each Committee meeting attended. In those instances where the Boards or Committees of the Corporation and Federal meet concurrently, each shares proportionately in the payment of the fees. In addition, members of the Finance Committee, the Executive Committee, the Organization & Compensation Committee, the Audit Committee, the Nominating Committee and the Pension & Profit Sharing Committee receive an annual stipend from the Corporation of $7,500. The Chairmen of the Audit Committee and of the Organization & Compensation Committee receive annual stipends from the Corporation of $15,000 for service on those Committees in lieu of the foregoing Committee stipends. Mr. O’Hare received meeting fees for attendance at Directors’ meetings only and did not receive stipends or fees for Committee meetings. As members of the International Advisory Board of The Chubb Corporation, Messrs. O’Hare, Scholey, Seitz and Dr. Mangold received meeting fees of $5,000 each and Dr. Mangold received an annual stipend of $10,000 in 2001.

      Pursuant to the Deferred Compensation Plan for Non-Employee Directors adopted by the Corporation in 1987, Directors may elect to defer, until a specified year in the future or until the Director’s termination of service as a Director, receipt of all or a portion of their compensation. This Plan provides that, in addition to a Cash Account upon which amounts deferred earn interest, compounded quarterly, at the prime rate of

Citibank, N.A. in effect on the first day of each calendar quarter, amounts deferred may also be allocated to a Market Value Account, the value of which is based upon the market value of the Corporation’s Common Stock from time to time, a Shareholder’s Equity Account, the value of which is based upon the book value of the Corporation’s Common Stock established on an annual basis, or a combination of such accounts. At its regular Board meeting in December 1995, the Board of Directors adopted guidelines suggesting that eligible Non-Employee Directors voluntarily defer 50% of all stipends into the Market Value Account starting in 1996. At March 11, 2002, deferred compensation accounts were maintained for ten Directors, of which eight Directors are currently deferring compensation pursuant to this Plan. For 2001, Directors deferred $399,750 of compensation from the Corporation and its subsidiaries. During 2001, Messrs. Hoag, Seitz and Small recognized imputed income of $679, $1,549 and $660, respectively, in connection with life insurance policies purchased in prior years under the Corporation’s Estate Enhancement Program. The cost of the life insurance policies to the Corporation will not exceed the after-tax cost the Corporation expected to incur in connection with the payment of previously deferred amounts under the Plan. At December 31, 2001, the aggregate account values reflecting Directors’ deferrals and earnings on such deferrals were as follows: $3,273,121 for the Market Value Account, $185,502 for the Shareholder’s Equity Account and none for the Cash Account.

Director’s Charitable Award Program

      Effective January 1, 1992, the Corporation established the Director’s Charitable Award Program. Under the Program, which is administered by the Organization & Compensation Committee, each Non-Employee Director following his or her first election to the Board of Directors by Shareholders may recommend that the Corporation direct one or more charitable contributions totalling $500,000 to eligible tax exempt organizations. Generally, eligible Directors are paired, and contributions are made to the organizations selected by a Director upon the death of the second paired Director. At March 11, 2002, 13 eligible Directors were participating in the Program. The Program may be funded by the Corporation through, among other vehicles, the purchase of life insurance policies on the lives of the Directors. Individual Directors derive no financial benefit from this Program since all charitable deductions accrue solely to the Corporation. The Program may be terminated at any time by the Organization & Compensation Committee.

Non-Employee Director Stock Option Plan

      The Chubb Corporation Stock Option Plan for Non-Employee Directors (1988) was adopted by the Board of Directors and approved by Shareholders in 1988 and was amended, extended and renamed The Chubb Corporation Stock Option Plan for Non-Employee Directors (1992) by the Board of Directors and approved by Shareholders in 1992. Upon the recommendation of the Board of Directors, it was again extended, amended and approved by Shareholders in 1996 as The Chubb Corporation Stock Option Plan for Non-Employee Directors (1996). The 1996 Non-Employee Directors Plan provides that an aggregate of 400,000 shares of Common Stock of the Corporation be available for issuance upon exercise of options granted thereunder. The 1996 Non-Employee Directors Plan terminated on the day following the 2001 Annual Meeting of Shareholders. At the 2001 Annual Meeting, Shareholders adopted and approved The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001).

      The Non-Employee Directors Plan is administered by the Board of Directors. Only Eligible Directors, as defined therein, may receive options under the Non-Employee Directors Plan. There are currently 15 Eligible Directors participating in the Non-Employee Directors Plan. Following the election of Directors, as of the date of each Annual Meeting that occurs while the 2001 Non-Employee Directors Plan is in effect, each individual who is then an Eligible Director will be granted an option to purchase 4,000 shares of Common Stock of the Corporation. If, within seven years, a participant exercises his or her options using shares of previously owned Common Stock, the participant will, subject to certain specified circumstances (including the requirement that the per share fair market value of the Shares be at least 125% of the exercise price of the original option), be granted new options to purchase shares of Common Stock in an amount equal to the number of shares delivered upon exercise. These replacement options will be subject to the same terms and conditions as other options granted under the 2001 Non-Employee Directors Plan. The exercise price per option will be 100% of the fair market value per share of Common Stock underlying the option on the day the option is granted.

      Options granted under the Non-Employee Directors Plan are non-statutory options. The options are exercisable in whole or in part at all times after the date of grant and in the Board’s discretion may be transferable to certain members of the optionee’s immediate family. All outstanding options held by an optionee are automatically canceled upon termination of the optionee’s service as an Eligible Director, except for terminations due to retirement and under certain other specified circumstances.

      In the case of certain mergers, consolidations or combinations of the Corporation with or into other corporations, or sale of all or substantially all of the Corporation’s assets, or in the event of a Change of Control of the Corporation, as defined in the Non-Employee Directors Plan, the holder of each option will have, unless the Board of Directors determines otherwise, the right to receive on the date or effective date of such event a cash payment in exchange for their outstanding options.

EXECUTIVE COMPENSATION

Summary Compensation Table

					Long Term
	Annual Compensation				Compensation

					Awards	Payouts

					Securities
				Restricted	Underlying		All Other
				Stock	Options/	LTIP	Compen-
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	SARs(4)	Payouts(5)	sation(6)

Dean R. O’Hare	2001	$1,012,501	$0	$0	273,758	$459,468	$182,375
Chairman and	2000	1,004,751	800,000	0	449,862	0	189,486
Chief Executive Officer	1999	991,107	800,000	143,234	222,480	448,508	227,246

Thomas F. Motamed	2001	421,876	0	0	113,414	272,763	83,298
Executive Vice President	2000	389,584	400,000	0	180,853	0	84,025
	1999	347,693	400,000	107,402	72,999	75,935	97,244

John J. Degnan	2001	408,752	0	0	100,702	258,469	76,885
President	2000	395,835	350,000	0	154,004	0	78,611
	1999	381,040	350,000	89,509	67,838	203,436	95,491

Michael O’Reilly	2001	398,893	0	0	94,836	229,734	75,895
Executive Vice President	2000	386,035	350,000	0	136,990	0	74,048
	1999	372,685	300,000	89,509	65,450	131,099	92,869

Weston M. Hicks	2001	375,000	0	708,500	78,216	0	0
Executive Vice President

(1)	Includes Director’s fees for 2001, 2000 and 1999 of $12,500, $11,000 and $12,500 for Mr. O’Hare.

(2)	Includes for Messrs. O’Hare, Motamed, Degnan and O’Reilly amounts paid for such years under the Annual Incentive Compensation Plan (including certain amounts for 1999 and 2000 that were deferred at the election of certain of these executives).

(3)	For the purposes of the Securities and Exchange Commission’s compensation reporting rules, outstanding performance share awards are treated as equivalent to restricted stock units. The total number and value (based on a per share price at December 31, 2001 of $69.00) of performance shares outstanding for the three year periods ending December 31, 2002 and 2003 are 44,905 ($3,098,445) for Mr. O’Hare, 21,193 ($1,462,317) for Mr. Motamed, 19,613 ($1,353,297) for Mr. Degnan, 18,386 ($1,268,634) for Mr. O’Reilly and 6,351 ($438,219) for Mr. Hicks. The total outstanding nonvested Restricted Stock award balances as of December 31, 2001 were 2,986 shares ($206,034) for Mr. O’Hare, 2,239 shares ($154,491) for Mr. Motamed, 1,866 shares ($128,754) for Mr. Degnan, 1,866 shares ($128,754) for Mr. O’Reilly and 10,000 shares ($690,000) for Mr. Hicks. Dollar values are based on a value per share of $69.00 on December 31, 2001 for awards outstanding on such date. Dividends are paid on Restricted Stock.

(4)	Includes options granted in such years (including restoration options) under the Long-Term Stock Incentive Plans. See Options/ SAR Grants table below for more information on the 2001 grants.

(5)	Includes payments made in settlement of performance share awards for Messrs. O’Hare, Motamed, Degnan and O’Reilly for the three year periods ended December 31, 1999, 2000 and 2001.

(6)	Includes allocations for 2001, 2000 and 1999 under the qualified Capital Accumulation Plan and the Capital Accumulation Excess Benefit Plan of $72,000, $71,750 and $73,144 for Mr. O’Hare, $32,875, $31,583 and $30,908 for Mr. Motamed, $30,350, $29,833 and $31,242 for Mr. Degnan and $29,956, $28,041 and $29,707 for Mr. O’Reilly and allocations for 2001, 2000 and 1999 under the ESOP qualified plan and the ESOP excess plan of $110,375, $117,736 and $154,102 for Mr. O’Hare, $50,423, $51,377 and $66,267 for Mr. Motamed, $46,535, $48,778 and $64,249 for Mr. Degnan and $45,939, $46,007 and

$63,162 for Mr. O’Reilly. Includes $69, $1,065 and $1,244 for 1999, 2000 and 2001, respectively, for Mr. Motamed which represents an amount imputed as income in connection with the Corporation’s payment of a premium on a life insurance policy on the lives of Mr. Motamed and his spouse in exchange for the relinquishing by Mr. Motamed of the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in the Corporation’s Estate Enhancement Program.

Options/SAR Grants Table

Option/ SAR Grants in Last Fiscal Year

	Individual Grants
						Potential Realized Value at
	Number of		% of Total			Assumed Annual Rates of
	Securities		Options/SARs	Exercise		Stock Price Appreciation for
	Underlying		Granted to	or Base		Option Term(3)
	Options/SARs		Employees in	Price Per
Name	Granted(1)		Fiscal Year(2)	Share	Expiration Date	5%	10%

Dean R. O’Hare	136,879		3.6%	$70.85	March 1, 2011	$6,098,943	$15,455,919
	136,879	*	3.6%	88.56	March 1, 2006	255,218	3,496,524

Thomas F. Motamed	56,707		1.5%	$70.85	March 1, 2011	2,526,704	6,403,165
	56,707	*	1.5%	88.56	March 1, 2006	105,733	1,448,560

John J. Degnan	50,351		1.3%	$70.85	March 1, 2011	2,243,499	5,685,466
	50,351	*	1.3%	88.56	March 1, 2006	93,882	1,286,198

Michael O’Reilly	47,418		1.3%	$70.85	March 1, 2011	2,112,813	5,354,282
	47,418	*	1.3%	88.56	March 1, 2006	88,413	1,211,275

Weston M. Hicks	39,108		1.0%	$70.85	March 1, 2011	1,742,542	4,415,944
	39,108	*	1.0%	88.56	March 1, 2006	72,919	999,000

 *     Premium-priced options.

(1)	The number of shares for each person represents a stock option granted under the Long-Term Stock Incentive Plan without a related stock appreciation right. The options that expire on March 1, 2011 and March 1, 2006 are exercisable for 50% of the number of shares shown on March 1, 2002 and 100% on March 1, 2003. The exercise price for each stock option expiring March 1, 2011 is not less than the fair market value of the Corporation’s Common Stock on the date of grant. The exercise price for options expiring March 1, 2006 is 25% higher than the fair market value of the Corporation’s Common Stock on the date of grant. After they become exercisable, all options are transferable to certain members of the optionee’s immediate family. There is an option restoration feature with each option expiring March 1, 2011 which provides that the optionee can receive a separate option grant when previously owned shares are exchanged in a stock-for-stock exercise on or before March 1, 2008 if the market price on date of exercise is at least 25% higher than the exercise price. The restoration option will be a non-statutory option, the number of option shares will equal the number of exchanged shares used to exercise the original option, the exercise price will be the fair market value on the grant date of the restoration option, the term will be for the length of time remaining in the original option and the restoration option will be immediately exercisable. The restoration feature does not apply to options transferred by the optionee.

(2)	Based on total grants in 2001 of 3,760,076 shares.

(3)	The assumed 5% and 10% annual rates of stock price appreciation used in the table are prescribed by the proxy rules and are not intended to forecast possible future appreciation in the price of the Corporation’s Common Stock.

Aggregated Option/ SAR Exercises and Fiscal Year-End

Option/ SAR Value Table

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

			Number of
			Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs	Options/SARs
			at FY-End	at FY-End(1)
	Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized	Unexercisable	Unexercisable

Dean R. O’Hare	—	—	784,789/492,850	$9,261,561/	$2,888,404

Thomas F. Motamed	—	—	201,488/202,414	2,226,476/	1,338,128

John J. Degnan	16,612	$583,506	257,688/177,704	3,301,775/	1,157,737

Michael O’Reilly	9,900	291,813	232,129/163,332	3,278,994/	1,029,848

Weston M. Hicks	—	—	0/78,216	0/	0

(1) Based on a value per share at December 31, 2001 of $69.00.

Long-Term Incentive Plan Awards Table

Long-Term Incentive Plan — Awards in Last Fiscal Year

		Performance or	Estimated Future Payouts
	Number of	Other Period	Under Non-Stock Price-Based
	Shares, Units	Until	Plans (Units or $)
	or Other	Maturation or
Name	Rights(1)	Payout	Threshold	Target	Maximum

Dean R. O’Hare	28,228	2001-2003	14,114	28,228	42,342

Thomas F. Motamed	11,291	2001-2003	5,646	11,291	16,937

John J. Degnan	10,232	2001-2003	5,116	10,232	15,348

Michael O’Reilly	9,527	2001-2003	4,764	9,527	14,291

Weston M. Hicks	6,351	2001-2003	3,176	6,351	9,527

(1)	Includes performance share awards granted under the Corporation’s Long-Term Stock Incentive Plan in 2000 with respect to the three year performance cycle ending December 31, 2003. The number of shares earned is dependent on the achievement of a specified earnings per share target established by the Organization & Compensation Committee for the three year period. Settlement of the awards may be in shares or cash or a combination of both at the discretion of the Organization & Compensation Committee.

Change in Control Agreements

      Pursuant to a recommendation by the Organization & Compensation Committee and authorization by the Board of Directors, the Corporation has in force severance agreements with the executive officers of the Corporation named in the Summary Compensation Table. Each agreement becomes operative only upon a “Change in Control” that occurs when the officer is in the employ of the Corporation. Under the agreements, a “Change in Control” occurs if (a) following a tender or exchange offer for voting securities of the Corporation, a proxy contest for election of the directors, or a merger or consolidation or sale of all or substantially all of its business or assets, its directors immediately prior to such event cease to constitute a majority of the Board of Directors when such event occurs or within one year thereafter or (b) any person or group acquires 25% or more of the outstanding voting securities of the Corporation without prior approval by a majority of the Directors then in office. Such agreements have an initial term of two years and are automatically extended for successive two year periods unless the Corporation gives one year’s prior notice that it is terminating an agreement at the end of the then current two year period.

      If a change in control occurs and the executive officer’s employment with the Corporation terminates within two years thereafter (other than by reason of death, disability, retirement at normal retirement age, discharge for cause, or voluntary termination by the executive officer except for Good Reason), the executive officer becomes entitled to the severance benefits described below. Termination for “Good Reason” means termination because of, among other things, the involuntary assignment of such executive officer to duties inconsistent with the executive officer’s position prior to such Change in Control; reduction of the executive officer’s base salary or bonus; the Corporation acting with adverse effect upon the executive officer’s benefits under any benefit plans in which the executive officer is participating at the time of such Change in Control; or a determination made by the officer in good faith that as a result of such change in control the executive officer cannot discharge the officer’s duties effectively.

      Upon such termination, the executive officer’s severance benefits shall equal a multiple of the sum of (i) one year’s salary at the annual rate in effect at the time of the Change in Control and (ii) the average of the executive officer’s annual awards under the Corporation’s cash incentive compensation plans for the three years preceding such Change in Control. The multiple is four in the case of Mr. O’Hare and two in the case of the other executive officers. Also, the Corporation must maintain in force the insurance and disability benefits available to the executive officer immediately prior to the Change in Control, or their equivalents, for two years after such termination or until the earlier commencement of new, full-time employment by the executive officer. The executive officer is not required to mitigate the amount of any payments by seeking other employment. The Corporation must pay all legal fees and expenses incurred by the executive officer as a result of such termination, including any incurred in seeking to enforce the severance agreement.

      As of March 11, 2002, severance benefits of base salary and cash incentive compensation under the Executive Severance Agreements which would have been payable to the individuals named in the Summary Compensation Table are: Mr. Dean R. O’Hare, $6,133,333; Mr. Thomas F. Motamed, $1,483,333; Mr. John J. Degnan, $1,326,667; Mr. Michael O’Reilly, $1,273,333 and Mr. Weston M. Hicks, $900,000. Agreements under the Long-Term Stock Incentive Plans provide for the accelerated payment or vesting of awards granted under such plans under certain circumstances in the event of a Change in Control of the Corporation.

      Notwithstanding anything to the contrary set forth in any of the Corporation’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph, the Organization & Compensation Committee Report on pages 17 through 20 and the Audit Committee Report on page 23 shall not be incorporated by reference into any such filings.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG THE CORPORATION’S COMMON STOCK,
THE STANDARD & POOR’S 500 STOCK INDEX AND THE STANDARD & POOR’S
PROPERTY AND CASUALTY INDEX

Five Year Comparison

			S&P® Insurance (Property-
	Chubb Corp.	S&P 500®	Casualty) Index

Dec-96	100.00	100.00	100.00
Dec-97	143.00	133.00	145.00
Dec-98	125.00	171.00	135.00
Dec-99	111.00	208.00	101.00
Dec-00	174.00	189.00	157.00
Dec-01	141.00	166.00	144.00

*	Assumes that the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

Executive Officer Compensation Policies

      The Corporation’s executive compensation program is designed to align Shareholder interests with business strategy, company values and management initiatives based on the following four principles: (i) to link the interests of management with those of Shareholders by making a substantial portion of executive compensation depend upon the Corporation’s financial performance and by encouraging stock ownership in the Corporation, (ii) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are among the most competitive in the industry, (iii) to reward individual results by recognizing performance through salary, annual cash incentive and long-term incentives and (iv) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

      Executive officers’ compensation includes: annual cash compensation (consisting of base salary and annual incentive awards paid in cash) and long-term incentive awards, as well as additional features which are available to most other employees of the Corporation and its subsidiaries, including profit sharing plans, pension plans, a stock purchase plan and an employee stock ownership plan, all of which allocate payments generally based on an individual’s level of annual cash compensation.

      It is the general policy of the Corporation that executive officer compensation qualify for tax deductibility pursuant to the regulations under Section 162(m) of the Internal Revenue Code. Under these regulations, in order to qualify for tax deductibility, payment of compensation in excess of $1 million to the chief executive officer and the four other highest paid executive officers must be made in accordance with performance criteria disclosed to and approved by Shareholders and pursuant to pre-established arrangements which, among other things, limit the exercise of discretion to increase the awards beyond the limits initially set. The Committee believes that mathematical formulas cannot always anticipate and fairly address every situation which may arise. For this reason, the Committee has historically retained the authority to adjust compensation awarded in light of extraordinary, unusual or non-recurring events. The Committee continues to believe that this reservation of authority, and its exercise under appropriate circumstances, operates in the best interests of the Corporation and its Shareholders even though in exercising such authority, compensation might not be deductible.

      Other than base salary, all major elements of the Corporation’s executive compensation programs vary directly with both corporate and individual performance.

      In 2001, the Committee requested a nationally recognized executive compensation consultant to provide a comprehensive annual update of the executive officer compensation strategy and competitive position to assist it in its analysis of pay strategy, compensation levels and types of long-term incentives used. This review resulted in affirmation by the Committee that the executive compensation program is appropriate. The Committee endorsed the concept that for financial comparison the Corporation’s peer group is an industry comparison group composed of property and casualty insurance companies. A second peer group of 12 companies in the insurance and financial services industries is used to measure the competitive position of the compensation potentially available to the executive officers of the Corporation named in the Summary Compensation Table. For other than the executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include, but are not limited to, members of the property and casualty insurance peer group referenced above.

Annual Cash Compensation

      Amounts paid as base salary, including merit salary increases, are determined by the executive’s performance, placement in the salary payband established for the executive’s position and the salaries offered in the industry for comparable positions. The Committee monitors and approves changes in base salary for senior executive officers (including the executive officers named in the Summary Compensation Table).

      The Committee sets and approves the formulas which establish the amounts available for annual cash incentive awards to executive officers. For 2001, eligibility for cash incentive awards for most executive officers were determined under the Annual Incentive Compensation Plan (2001). Each year the Committee approves goals for the combined ratio and operating income based on the outlook for business conditions that year. After the close of business each year, the formula takes into account how well the Corporation performed against its own goals and how well it performed against an industry comparison group’s average combined ratio and operating income return on equity. Included in this industry comparison group are three out of the eight companies which, along with the Corporation, comprise the Standard & Poor’s Property and Casualty Index used in the Performance Graph on page 16 as well as three other insurance companies against which the Corporation has over time compared itself.

      The annual incentive pool available for payments is determined by weighting the combined ratio result as well as the operating income and operating income return on equity results to generate a total award pool under the Plan. A percent is applied to the target dollar award pool for each payband to develop a final cash award pool. The pool can range from 0% to 200% of the target dollar award for all participants covered by the Plan.

      Amounts actually paid for annual incentive awards to executives are based on the executive’s individual performance and payband. Awards are approved by the Committee based upon recommendations by management after year-end. Annual cash compensation has been administered to slow the growth in base salaries and place a greater proportion of the executive’s annual cash compensation at risk through the variable amounts available for an annual incentive award.

      There were no payments made under this Plan for 2001 due principally to the after-tax costs resulting from the September 11, 2001 attack and recognition of surety bond losses related to the Enron Corporation. These amounts were $420 million and $143 million, respectively.

      Other annual cash incentive plans in which certain executive officers participate include The Chubb Corporation Investment Department/ Chubb Asset Managers, Inc. Incentive Compensation Plan and The Profit Sharing Plan (1987). The Investment Department Incentive Plan provides both annual and long-term cash awards which are competitive with those provided by similar financial institutions, including property and casualty insurance companies and banks. Such awards are granted to the Corporation’s investment professionals and are based on results measured against market indices which represent standards of investment performance regularly used by investment analysts to compare and analyze the performance of investment professionals responsible for managing a particular asset class. The Profit Sharing Plan (1987) provides employees of the Corporation and its participating subsidiaries with cash awards on a sliding scale of 0% to 4% of a participant’s eligible compensation based on a schedule relating to the consolidated return on premiums earned by the property and casualty insurance subsidiaries of the Corporation. Primarily for the reasons described above under the discussion of the Annual Incentive Compensation Plan, no payments were awarded for 2001 under The Profit Sharing Plan (1987).

Long-Term Incentive Awards

      Long-term incentive awards are made under the Long-Term Stock Incentive Plan. The Long-Term Stock Incentive Plan, which is administered by the Committee, is an omnibus plan and provides stock-based awards to eligible employees which include most levels of management as well as the Corporation’s executive officers. Awards granted to executive officers include stock options, premium-priced stock options, performance share awards and restricted stock awards.

      Long-term incentive awards, including stock options, premium-priced stock options and performance shares, for executive officers named in the Summary Compensation Table are based on guidelines that provide for larger awards commensurate with payband levels that reflect competitive grant practices within a broad peer group of 12 companies in the insurance and financial services industries. Included in the peer group of 12 companies are four of the eight companies which, along with the Corporation, comprise the Standard & Poor’s Property and Casualty Index, and additional insurance companies against which the Corporation has over time compared itself, as well as insurance brokerage and financial services companies, reflecting the fact that the Corporation also operates within the broader financial services industry. For other than the executive officers named in the Summary Compensation Table, the Committee generally uses industry surveys which include, but are not limited to, the members of the industry comparison group of property and casualty insurance companies described under the heading “Annual Cash Compensation”.

      Performance share awards are generally granted annually and are earned based on earnings per share targets or other selected corporate financial goals for three-year performance periods. As with options, the number of performance shares granted is based on payband levels and the executive’s most recent level of performance. Payment values are dependent on the Corporation’s stock price at the end of the performance period, thus linking executives’ interests directly with Shareholders, as well as the achievement of selected corporate financial goals. The number of performance shares actually earned and paid out for each three-year performance period can vary from 0% to 150% of the original target award based on the attainment of these corporate goals. In 2001, a performance goal was established for the three-year performance period ending in 2003 reflecting a cumulative operating earnings per share target for such period.

      As discussed above in the section on Annual Cash Compensation, in 2001 the Corporation reported after-tax costs of $420 million related to the September 11, 2001 attack. Including such costs and maintaining the original performance threshold necessary to generate an award payment would preclude any payment to all executive officers and all other executives who participate in performance share awards for the three-year performance period beginning in 1999 and ending in 2001. The Committee believes this result is not appropriate given the extraordinary circumstances of the September 11th attack and the need to provide adequate long-term incentive to retain key executive staff. Accordingly, the Committee decided to eliminate the effect of the September 11th attack costs in calculating cumulative operating earnings per share for performance share award payments. In addition, the Committee lowered the performance threshold necessary to provide such awards, and proportionately lowered the payment values of the awards available for the performance period concluding at year-end 2001.

      The Committee also granted premium-priced options, having a five year-term as well as traditional options having a ten year-term, to named executive officers in 2001. The premium-priced options provide for an exercise price 25% over the fair market value on the grant date with 50% of each option grant exercisable one-year following grant and the remaining 50% after two years. The Committee granted 50% of the options awarded in 2001 to the executive officers named in the Summary Compensation Table using traditional options having a ten year-term and the balance as premium-priced options. Premium-priced options differ from traditional options in that executives do not realize any of the gain between the stock price on the date of grant and the exercise price; gains are only realized on the appreciation above the exercise price.

      Restricted stock awards are most often granted to a limited number of executive officers in positions requiring specialized skills and knowledge that do not entail the broad management responsibilities most appropriately tied to performance share grants and, if determined to be appropriate under the circumstances, are also granted to attract and retain other selected employees, including executive officers.

CEO Compensation

      Mr. O’Hare is a participant in all of the aforementioned components of the executive compensation program. The value of his compensation from each component of the program is a direct reflection of both his individual performance and the Corporation’s performance as described below. Approximately 90% of Mr. O’Hare’s compensation is in the form of variable pay.

      Mr. O’Hare did not receive an annual cash incentive award for 2001 as compared to the $800,000 incentive award paid to him for 2000. The Corporation’s performance for 2001 was compared with the results of the industry comparison group referred to above under the discussion concerning annual cash compensation. In spite of the fact that the formula for the Annual Incentive Compensation Plan generated no payment, the Corporation significantly outperformed the industry comparison group based on combined ratio and operating income return on equity.

      In March 2001, Mr. O’Hare was granted 28,228 performance shares for the three-year performance period ending December 31, 2003 and was also granted stock options for 273,758 shares in order to achieve a total targeted level of long-term incentive opportunity that was competitive within the peer group of 12 companies in the insurance and financial services industries. The Committee granted 50% of the options awarded in 2001 using traditional options priced at 100% of fair market value on date of grant having a ten year-term and the balance using premium-priced options having a five year-term with an exercise price 25% over the fair market value on the grant date.

      With respect to performance shares granted in March 1999 for the three-year performance period which ended December 31, 2001, the cumulative operating earnings per share calculated for this performance period, adjusted to exclude the effect of the September 11th attack as discussed above in the section on Long-Term Incentive Awards, were below the target established by the Committee in 1999. On this basis, Mr. O’Hare received 46.6% of the target performance share award originally granted to him for this period having a value of $459,468. This compares with the performance share award period ended December 2000 for which Mr. O’Hare received no payment.

      Mr. O’Hare’s salary was reviewed in March 2001 under the Corporation’s normal merit guidelines. The Committee, at that time, decided to continue his annualized base salary at $1 million (excluding Director’s fees). The Committee agreed at its meeting on March 7, 2002 to increase Mr. O’Hare’s salary by $50,000 which represents a 5% increase to a new salary of $1,050,000 to be effective April 1, 2002. His last increase was effective on March 16, 2000. The Committee’s decision in 2002 to increase Mr. O’Hare’s base salary was in recognition of Mr. O’Hare’s continuing and outstanding corporate and industry leadership, including his management of Chubb’s response to the September 11th attack, and, in particular Mr. O’Hare’s announcement on September 13th that Chubb would not apply the war risk exclusion and that it had started paying claims immediately.

      The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who comprised the Organization & Compensation Committee:

Lawrence M. Small (Chairman)	Warren B. Rudman
James M. Cornelius	James M. Zimmerman
David H. Hoag

PENSION PROGRAM

      Eligible employees of the Corporation and certain of its subsidiaries participate in the Pension Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates (the “Pension Plan”). As in effect during 2001, the Pension Plan provides to each such employee annual retirement income beginning at age 65 (the “Pension Benefit”) equal to the product of (x) the total number of years of participation in the Pension Plan and (y) the difference between (i) 1  3/4% of average compensation for the five years in the last ten years of participation prior to retirement during which the employee was most highly paid (“final average earnings”) and (ii) an amount related to the employee’s primary Social Security benefit.

      Effective January 1, 2001, a cash balance benefit was added to the Pension Plan. Participants who participated in the Pension Plan prior to January 1, 2001 (including Messrs. O’Hare, Motamed, Degnan, and O’Reilly) will receive a benefit under the Pension Plan equal to the greater of the Pension Benefit or the amount calculated under the cash balance formula. Because the Pension Benefit will be greater than the amount calculated under the cash balance formula for Messrs. O’Hare, Motamed, Degnan, and O’Reilly for the foreseeable future, it is likely that none of these individuals will receive a benefit under the Pension Plan based on the cash balance formula. Mr. Hicks, however, will become a participant in the Pension Plan on July 1, 2002, and will only participate in the cash balance portion of the Pension Plan.

      The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code, impose maximum limitations on the annual amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations. The Board of Directors adopted, effective as of January 1, 1976, an unfunded benefit equalization plan of the type permitted by ERISA which will provide annual payments to persons who are participants under the Pension Plan and their beneficiaries. Such payments will be equal to the difference between (a) the benefits which would be payable to such persons under the Pension Plan, without taking into consideration the limitations imposed by ERISA and the Internal Revenue Code and (b) the maximum annual benefits to which such persons are entitled under the Pension Plan by reason of such limitations.

      The table which follows shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications under the Pension Plan and the unfunded benefit equalization plan (referred to collectively as the “Pension Program”).

Estimated Annual Retirement Benefits Payable at Age 65

Straight Life Annuity Basis

Final	Years of Credited Service
Average
Earnings	5	10	20	30	35	40

$100,000	$8,750	$17,500	$35,000	$52,500	$61,250	$70,000

200,000	17,500	35,000	70,000	105,000	122,500	140,000

400,000	35,000	70,000	140,000	210,000	245,000	280,000

600,000	52,500	105,000	210,000	315,000	367,500	420,000

800,000	70,000	140,000	280,000	420,000	490,000	560,000

1,000,000	87,500	175,000	350,000	525,000	612,500	700,000

1,300,000	113,750	227,500	455,000	682,500	796,250	910,000

1,600,000	140,000	280,000	560,000	840,000	980,000	1,120,000

1,800,000	157,500	315,000	630,000	945,000	1,102,500	1,260,000

2,000,000	175,000	350,000	700,000	1,050,000	1,225,000	1,400,000

2,200,000	192,500	385,000	770,000	1,155,000	1,347,500	1,540,000

2,400,000	210,000	420,000	840,000	1,260,000	1,470,000	1,680,000

2,600,000	227,500	455,000	910,000	1,365,000	1,592,500	1,820,000

2,800,000	245,000	490,000	980,000	1,470,000	1,715,000	1,960,000

3,000,000	262,500	525,000	1,050,000	1,575,000	1,837,500	2,100,000

      Remuneration covered by the Pension Program includes salary (including salary contributed to the Capital Accumulation Plan of The Chubb Corporation, Chubb & Son Inc. and Participating Affiliates), overtime and awards under The Chubb Corporation Annual Incentive Compensation Plans, the Investment Department Incentive Plan and the Profit Sharing Plan (1987) in the year paid rather than the year earned.

      The retirement benefits shown are based upon retirement as of December 31, 2001 at age 65 and computed on the basis of straight life annuity benefits. Such benefits, as shown in the foregoing table, are subject to an offset of an amount related to the primary Social Security benefits in an amount approved by the Internal Revenue Service in effect at the time of retirement.

      With respect to the individuals named in the Summary Compensation Table on page 12, Messrs. Degnan, Motamed, O’Hare and O’Reilly have, for the purposes of the Pension Program, 10, 23 1/2, 37 1/2 and 31 years of credited service, respectively, and their 2001 remuneration for purposes of the Pension Program was $758,752, $821,876, $1,800,001 and $748,893, respectively. Mr. Hicks is not eligible for participation in the Pension Program until July 1, 2002. In 1999, Mr. Motamed relinquished the right to receive under the Pension Program a lump sum amount equal to $300,000 plus interest in accordance with his participation in the Corporation’s Estate Enhancement Program.

AUDIT COMMITTEE REPORT

      In accordance with its written Charter adopted by the Board of Directors in 2000, the Audit Committee of the Board assists the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements, (3) the independence and performance of the Corporation’s independent auditors and (4) the performance of the Corporation’s internal auditors. Management of the Corporation has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements. In 2001, the Audit Committee met four times.

      The Audit Committee reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2001 with management and the independent auditors. The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Corporation’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including any matters required to be discussed by SAS 61. In addition, the Audit Committee has received the written disclosures and the letter from the Corporation’s independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors the auditors’ independence from management and the Corporation, including the matters required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

      The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors their audit plans, audit scope and identification of audit risks. The Audit Committee reviewed the annual report of the Corporation’s loss reserves and met with management and the Corporation’s outside reserve advisors to discuss the adequacy of the Corporation’s loss reserves. The Audit Committee met with management to review the Corporation’s major business risk exposures and the Corporation’s procedures for monitoring and managing business risk and its policies and procedures regarding compliance with applicable laws and regulations and the Corporation’s code of business conduct.

      Based on the above-mentioned reviews and discussions with management and the independent auditors, internal auditors and outside reserve advisors, as well as other reviews and discussions by the Audit Committee, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred with such recommendation.

      The foregoing report has been furnished by the following members of the Board of Directors of the Corporation who, along with Raymond G.H. Seitz who served on the Committee until July 1, 2001, comprise the Audit Committee:

Joel J. Cohen (Chairman)	James M. Cornelius
Zoë Baird	Karen Hastie Williams
Sheila P. Burke	Alfred W. Zollar
James I. Cash, Jr.

CERTAIN TRANSACTIONS

Transactions with Directors and Their Associates

      Sir David G. Scholey, CBE is Senior Advisor, UBS Warburg, the investment banking division of UBS AG. of Switzerland, which provides certain securities transaction services to the Corporation and its subsidiaries through its affiliate companies.

      Ambassador Raymond G. H. Seitz is a Vice Chairman of Lehman Bros. International (Europe), which firm and its affiliated companies provide securities transaction services to the Corporation and its subsidiaries.

      The Corporation believes that the above transactions were effected on terms as favorable to the Corporation and its subsidiaries as could have been obtained from other sources in view of the nature of the services rendered.

      In 2001, various subsidiaries of the Corporation had transactions in the ordinary course of their business with certain Directors and officers of the Corporation and their associates in connection with policies of insurance issued to them by such subsidiaries. All employees of the Corporation and certain of its subsidiaries are offered the opportunity to obtain property and casualty personal insurance from various subsidiaries of the Corporation at a price representing a maximum discount of 10% from the regular price.

Transactions with Certain Shareholders

      In the regular course of business in 2001, the Corporation and certain of its subsidiaries engaged in transactions with subsidiaries of Citigroup Inc., which together with its subsidiary Solomon Smith Barney Holdings Inc. held as of December 31, 2001, 9,567,208 shares of Common Stock of the Corporation (approximately 5.6% of the outstanding Common Stock on December 31, 2001). See “Certain Shareholders”. Citibank, N.A. serves as co-agent and swingline lender under a $200 million short-term credit facility and a $300 million medium-term credit facility established for the Corporation. Under these facilities, Citibank, N.A. has lending commitments of $28 million and $36 million, respectively. Citibank’s portion of the Corporation’s commitment fee paid for both these facilities in 2001 was $37,000. There are no borrowings outstanding under these facilities. The Corporation’s property and casualty insurance subsidiaries purchased reinsurance from Travelers Casualty & Surety Company and Travelers Indemnity Company, with total premiums paid to each amounting to $1,904,000 and $29,000, respectively. The Corporation and its subsidiaries purchased and sold equity and fixed income securities through Solomon Smith Barney resulting in commissions to Solomon Smith Barney of approximately $2,924,400. The Corporation and its subsidiaries also made payments totaling $102,200 for letters of credit obtained from Citibank, N.A. and paid $765,700 for cash management services. Citibank, N.A. is also the trustee of the Corporation’s pension plan for which Citibank, N.A. was paid trustee and related administrative fees of $158,638 in 2001.

      The Corporation believes that such transactions are all on terms as favorable to the Corporation as those available from unrelated third parties.

Compensation Committee Interlocks and Insider Participation

      The Organization & Compensation Committee is composed of Messrs. Small (Chairman), Cornelius, Hoag, Rudman and Zimmerman. No current or former officers or employees of the Corporation or any of its subsidiaries serves on the Organization & Compensation Committee. During 2001, no executive officer of the Corporation served on the compensation committee of another corporation except Mr. O’Hare who serves on the Organization and Compensation Committee of the Fluor Corporation, none of whose executive officers serve as members of the Corporation’s Organization & Compensation Committee.

APPROVAL OF SELECTION OF

INDEPENDENT AUDITORS

       The Board of Directors, acting upon the recommendation of the Audit Committee, unanimously recommends for approval by the Shareholders the selection of Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Corporation for the year 2002. Ernst & Young has acted as such auditors for the Corporation for many years. The following summarizes the fees paid to Ernst & Young for 2001:

  Audit Fees

      $1,900,000

  Financial Information Systems Design and Implementation Fees

      None

  All Other Fees

      $3,000,000

      All other fees include $1,000,000 for audit related services, which generally include fees for employee benefit plan and statutory audits, risk management assessment, accounting consultations and Securities and Exchange Commission registration statements, and approximately $1,300,000 for tax services. The Audit Committee has considered whether the provision of these services is compatible with maintaining Ernst & Young’s independence.

      Representatives of Ernst & Young are expected to be present at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

      The affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting is required for approval of the selection of independent auditors.

VOTING, SOLICITATION OF PROXIES, SHAREHOLDER

PROPOSALS AND NOMINATIONS

      The Proxy, if returned properly executed or voted as directed by touch-tone telephone or by accessing the Internet and not subsequently revoked by written notice delivered to the Secretary of the Corporation, will be voted in accordance with the choice made by the Shareholder with respect to the proposals listed thereon. If the authority to vote for the Board of Directors’ nominees, or any such nominee, for election as a Director is not withheld, the Proxy will be voted for the election of the Board of Directors’ nominees for election as Directors. If a choice is not made to vote with respect to the selection of independent auditors for the year 2001, the proxy will be voted for such proposal.

      Under New Jersey law and the Corporation’s By-Laws, each share of Common Stock outstanding on the record date is entitled to one vote at the Annual Meeting of Shareholders, and the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes constitutes a quorum. Votes are tabulated by the Corporation’s transfer agent using the transfer agent’s automated system. Under New Jersey law, Directors are elected by a plurality of the votes cast at the Annual Meeting. Approval of the selection of independent auditors requires the affirmative vote of a majority of the votes cast by Shareholders entitled to vote at the Annual Meeting. Proxies submitted with abstentions and broker non-votes are included in determining whether or not a quorum is present. Votes withheld for the election of Directors have no impact on the election of Directors, except that votes withheld may result in another individual receiving a higher number of votes cast. Abstentions and broker non-votes will not be counted in tabulating the votes with respect to the approval of selection of independent auditors.

      The Board of Directors is aware of no matters other than those specifically stated in the Notice of Annual Meeting which are to be presented for action at the meeting. However, should any further matter requiring a vote of the Shareholders arise, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment.

      The cost of this solicitation of proxies is being borne by the Corporation. In addition to the solicitation of proxies by use of the mails, the Corporation may use the services of one or more Directors, officers or other regular employees of the Corporation (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally and by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such persons and the Corporation will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, the Corporation has retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies by mail, in person and by telephone for a fee which is estimated not to exceed $12,500 plus out-of-pocket expenses.

      Proposals by Shareholders intended to be presented at the 2003 Annual Meeting must be received by the Corporation no later than November 25, 2002 in order to be qualified for inclusion in the Corporation’s Proxy Statement and form of proxy for such meeting. Under the Corporation’s By-Laws, proposals intended to be presented at an Annual Meeting without inclusion in the Corporation’s Proxy Statement for the meeting, and/or nominations of persons for election as directors at an Annual Meeting, may be made by a Shareholder who was a Shareholder of record at the time of the giving of notice to the Corporation of such proposal or nomination, who is entitled to vote at such Annual Meeting and who complies with the notice procedures set forth in the Corporation’s By-Laws. For such business and/or nominations to be properly brought before an Annual Meeting, written notice thereof must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Such notice must set forth (A) as to such business that the Shareholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, any material interest of such Shareholder in such business and the beneficial owner, if any, on whose behalf the proposal is made, (B) as to each person whom the Shareholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if so elected); and (C) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal or nomination is made (1) the name and address of such Shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such Shareholder and such beneficial owner.

      A copy of Article III, Section 10, of the Corporation’s By-Laws, which covers the foregoing matters, is available without charge to stockholders of record upon written request to the Corporation at its principal executive offices, attention: Henry G. Gulick, Vice President and Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615.

By order of the Board of Directors,

HENRY G. GULICK
Vice President and Secretary

      March 25, 2002

PROXY

THE CHUBB CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE CORPORATION FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 2002

The undersigned shareholder of THE CHUBB CORPORATION (the “Corporation”) acknowledges receipt of the Notice of the Annual Meeting of Shareholders and Proxy Statement each dated March 25, 2002, and the undersigned revokes all prior proxies and appoints DEAN R. O’HARE, HENRY G. GULICK and PHILIP J. SEMPIER, and each of them, with full power of substitutions, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey at 11:00 a.m. on April 30, 2002 and any adjournment or postponement thereof, on all matters coming properly before said meeting.

This card also provides voting instructions for any shares of Chubb Common Stock held on the undersigned’s behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.

Nominees for the Election of Directors are:

01.	Zoë Baird	09.	Dean R. O’Hare

02.	John C. Beck	10.	Warren B. Rudman

03.	Sheila P. Burke	11.	Sir David G. Scholey, CBE

04.	James I. Cash, Jr.	12.	Raymond G. H. Seitz

05.	Joel J. Cohen	13.	Lawrence M. Small

06.	James M. Cornelius	14.	Karen Hastie Williams

07.	David H. Hoag	15.	James M. Zimmerman

08.	Klaus J. Mangold	16.	Alfred W. Zollar

Please mark, sign, date and return Proxy Card promptly using the enclosed envelope	SEE REVERSE SIDE

 FOLD AND DETACH HERE

Please mark your votes with an “X” as in this example to the left

When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2. This proxy will also serve to instruct the trustees of The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan to similarly vote any shares held for the undersigned in such plans.

The Board of Directors recommends a vote “FOR” Board proposals 1 and 2.

	FOR	WITHHELD
1. Election of Directors (see reverse)

	FOR	AGAINST	ABSTAIN
2. On independent auditors

To withhold authority to vote for any nominee, specify name below:

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.

SIGNATURE(S)	DATE

 FOLD AND DETACH HERE

CHUBB

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of The Chubb Corporation that you are entitled to vote and gives voting instructions for any common shares held on your behalf in The Chubb Corporation Employee Stock Ownership Plan and Capital Accumulation Plan.

Please consider the issues discussed in the proxy statement and cast your vote by:

•	Accessing the Internet site http://www.eproxyvote.com/cb to vote via the Internet.

•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-PRX-VOTE (1-877-779-8683) and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to The Chubb Corporation c/o EquiServe Trust Company, N.A., P.O. Box 8666, Edison, New Jersey 08818-9159.

You can vote by phone or via the Internet anytime prior to 12:00 midnight, Eastern Time, on April 29, 2002. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. Do not return your proxy card if you are voting by telephone or the Internet.